Exhibit 10.10e


                               AMENDMENT TO
                AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of July 3, 2003 by and between BF ENTERPRISES, INC., a Delaware corporation ("Corporation"), and BRIAN P. BURNS, an individual domiciled in Florida ("Officer").

                                RECITALS

         A. Officer is employed by Corporation, as Chairman of the Board of Directors, Chief Executive Officer and President, pursuant to that Amended and Restated Employment Agreement, dated January 1, 2000 (the "Employment Agreement").

         B. Corporation and Officer desire to amend the Employment Agreement.

         In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties agree as follows:

1. Section 2 of the Employment Agreement is amended in its entirety to provide as follows:

                  2. Term of Employment. The term of employment of Officer by Corporation shall commence on the date hereof and continue until December 31, 2008 (the "Employment Period"), unless terminated earlier pursuant to Section 5 herein. At any time before December 31, 2008, Corporation and Officer may by mutual written agreement extend Officer's employment under the terms of this Agreement for such additional periods as they may agree. All references herein to the Employment Period shall refer to both the initial Employment Period and any such successive Employment Periods.

2. Section 3.1 of the Employment Agreement is amended in its entirety to provide as follows:

                  3.1 Base Salary. As payment for the services to be rendered by Officer as provided herein, Corporation agrees to pay to Officer a base salary at the rate of Two Hundred Sixty-Five Thousand and No/100 Dollars ($265,000.00) per annum (the "Base Salary") payable in equal semi-monthly installments. The Base Salary shall be subject to review by the Board of Directors, but shall in no event be less than a rate of $265,000 per annum during the Employment Period.

3. Section 3.3.1 of the Employment Agreement is amended in its entirety to provide as follows:

                  3.3.1 General Benefits. Officer shall be eligible to participate in such of Corporation's benefit and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, including, without limitation, any and all stock option, profit sharing, medical, dental, health, annual physical examination, life, disability insurance, tax

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         preparation, estate planning, financial planning, and supplemental retirement programs (including, without limitation, the Group Ltd., Life and AD&D benefits through UNUM, the Travel and Accident Plan through the Hartford and The Aetna Group Medical Plan, or any successor to any such plan or benefit); provided, however, that any obligation of Corporation to purchase, acquire, provide or maintain life insurance coverage on the life of Officer or Officer's current wife shall be limited to group term life insurance coverage of the type and in the face amount no greater than the amount in effect as of the date hereof, and such coverage shall expire on the earlier of Officer's death or the end of the Employment Period. Corporation shall also pay the premiums on Officer's current long-term care insurance plan. For purposes of establishing the length of service under any benefit plans or programs of Corporation, the parties hereto acknowledge and agree that Officer has provided more than twenty-seven (27) years of service to Corporation (f/k/a Boothe Financial) as a Director, and in the year 2003 will have provided twenty-two (22) years of service to the Corporation as the Chairman of the Board of Directors and Chief Executive Officer.

4. Section 4 of the Employment Agreement is amended in its entirety to provide as follows:

                  4. Extended Healthcare Benefits. In consideration for Officer's more than twenty years of service to Corporation, in the event of a termination of this Agreement for a reason other than a Termination for Cause, Officer and his then current wife shall each continue to participate until the later of his or her death, at the Corporation's expense (or its successor's or assign's expense), in whatever medical, healthcare, dental, life insurance, reimbursement, disability and other benefits, plans and programs may be maintained by Corporation from time to time for its then current employees as if Officer were still a full-time employee of Corporation; provided, however, that if Officer is, for any reason, no longer eligible for such benefits, plans or programs, Corporation shall otherwise pay for all healthcare costs of Officer and his then current wife (including, without limitation, insurance premiums for healthcare, dental, life, disability and long-term care, and prescriptions and ancillary treatments and procedures); and provided further, however, that any obligation of Corporation to purchase, acquire, provide or maintain life insurance coverage on the life of Officer or Officer's current wife shall be limited to group term life insurance coverage of the type and in the face amount no greater than the amount in effect as of the date hereof, and such coverage shall expire on the earlier of Officer's death or the Employment Period.

5. Section 5.9 shall be added to the Employment Agreement to provide as follows:

                  5.9 Limitation on Payments Upon Death, Disability, Termination, Etc.. Notwithstanding anything in this Agreement to the contrary (including, but not limited to, any payments required pursuant to Sections 5 and 6 herein), under no circumstances shall Corporation be obligated to make payments to Officer (or Officer's estate or assignee) upon termination of Officer for any period exceeding thirty-six (36) months from the Date of Termination.

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6. Section 7.1 of the Employment Agreement is amended in its entirety to provide as follows:

                  7.1 Non-Solicitation. During the Employment Period, and for a period of one (1) year following termination of Officer's employment under this Agreement for any reason whatsoever, Officer shall not directly or indirectly, as a partner, more than five percent (5%) shareholder, employee, consultant or in any similar manner whatsoever employ or join in partnership with any person who was an officer of the Corporation or any subsidiary of the Corporation of the rank of vice president or higher during the six-month period prior to the termination of Officer's employment hereunder and Officer shall not solicit any officer of the Corporation or any of its subsidiaries to leave the employ of the Corporation; provided, however, that notwithstanding the foregoing, Officer may join the law firm of Zelle, Hofmann, Voelbel, Mason & Gette LLP in any capacity and/or may employ or solicit his son, Brian P. Burns, Jr., Ms. Carol Young and Ms. Louise Killoran to leave the employ of Corporation at any time during or after the Employment Period.

7. Section 8.4 of the Employment Agreement is amended in its entirety to provide as follows:

                  8.4 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

         If to Corporation:

         BF Enterprises, Inc.
         100 Bush Street, Suite 1250
         San Francisco, California 94104
         (415) 989-6580 Fax: (415) 788-5756
         Attn: Douglas Post, Chief Financial Officer and Treasurer

         With a Copy to:

         Zelle, Hofmann, Voelbel, Mason & Gette LLP
         44 Montgomery Street, Suite 3400
         San Francisco, CA 94104
         (415) 693-0700 Fax: (415) 693-0770
         Attn: Scott R. Campbell, Esq.


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         If to Officer:

         Brian P. Burns
         217 Via Tortuga
         Palm Beach, Florida 33480
         (561) 832-0084 Fax: (561) 832-6668

         and

         Brian P. Burns
         1055 California Street, Apartment 12
         San Francisco, California 94108

         With a Copy to:

         Gunster, Yoakley & Stewart, P.A.
         777 South Flagler Drive
         Suite 500, East Tower
         West Palm Beach, Florida 33401
         (561) 650-0553 Fax: (561) 655-5677
         Attn: Michael V. Mitrione, Esq.

         and

         Thomas & Clough Co. P.A.
         223 Sunset Avenue
         Suite 200
         Palm Beach, Florida 33480
         (561) 655-2004 Fax: (561) 655-2322
         Attn: Dana D. Thomas, C.P.A.

         or to such other address as any party may designate by notice complying with the terms of this Section 8.4. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

8. Section 8.6 of the Employment Agreement is amended in its entirety to provide as follows:

                  8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.


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9. Section 8.11 of the Employment Agreement is amended in its entirety to provide as follows:

                  8.11 Attorneys' Fees. If litigation shall be brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation's Certificate of Incorporation, and subject to Section 8.10 herein, hereby indemnifies Officer to the maximum extent permitted by law, for Officer's reasonable attorneys' fees and disbursements incurred in such litigation.

10. The first sentence of Section 8.13 is amended to provide as follows:

                  8.13 Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida.

11. Section 8.14 of the Employment Agreement is amended in its entirety to provide as follows:

                  8.14 Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding not addressed by
         Section 8.13 herein and arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

                                   BF ENTERPRISES, INC.

                              By:  /s/ Charles E.F. Millard
                                   -----------------------------------
                                   Charles E. F. Millard, Chairman of
                                   the Compensation Committee

                                   OFFICER:

                                   /s/ Brian P. Burns
                                   --------------------------------
                                   Brian P. Burns


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